Exhibit 21.1 - Subsidiaries


    As of April 30, 1997, the subsidiaries of InnoServ Technologies, Inc. were:

         InnoServ Technologies Maintenance Services, Inc.
         Advanced Imaging Technologies, Inc.
         Sietec, Inc.
         MMI Medical - Texas, Inc.